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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d - 102)
Under the Securities Exchange Act of 1934
(Amendment No. 5)*

Varsity Group Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
922281100
(CUSIP Number)
December 31, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	922281100	Page	2	of	17 Pages

1	NAMES OF REPORTING PERSONS: Mayfield IX, L.P.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,229,967

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER:

1,229,967

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,229,967

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

6.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

CUSIP No.	922281100	Page	3	of	17 Pages

1	NAMES OF REPORTING PERSONS: Mayfield IX Management, L.L.C.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,294,703

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER:

1,294,703

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,294,703

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

7.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

OO

CUSIP No.	922281100	Page	4	of	17 Pages

1	NAMES OF REPORTING PERSONS: Mayfield Associates Fund IV, L.P.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		64,736

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER:

64,736

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

64,736

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

0.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

CUSIP No.	922281100	Page	5	of	17 Pages

1	NAMES OF REPORTING PERSONS: Yogen K. Dalal

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

U.S.

	5	SOLE VOTING POWER:

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,459,301

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER:

1,459,301

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,459,301

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

7.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

CUSIP No.	922281100	Page	6	of	17 Pages

1	NAMES OF REPORTING PERSONS: F. Gibson Myers, Jr.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

U.S.

	5	SOLE VOTING POWER:

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,459,301

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER:

1,459,301

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,459,301

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

7.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

CUSIP No.	922281100	Page	7	of	17 Pages

1	NAMES OF REPORTING PERSONS: Kevin A. Fong

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

U.S.

	5	SOLE VOTING POWER:

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,459,301

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER:

1,459,301

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,459,301

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

7.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

CUSIP No.	922281100	Page	8	of	17 Pages

1	NAMES OF REPORTING PERSONS: William D. Unger

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

U.S.

	5	SOLE VOTING POWER:

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,459,301

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER:

1,459,301

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,459,301

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

7.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

CUSIP No.	922281100	Page	9	of	17 Pages

1	NAMES OF REPORTING PERSONS: Wendell G. Van Auken, III

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

U.S.

	5	SOLE VOTING POWER:

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,459,301

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER:

1,459,301

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,459,301

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

7.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

CUSIP No.	922281100	Page	10	of	17 Pages

1	NAMES OF REPORTING PERSONS: A. Grant Heidrich, III

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

U.S.

	5	SOLE VOTING POWER:

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,459,301

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER:

1,459,301

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,459,301

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

7.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

CUSIP No.	922281100	Page	11	of	17 Pages

1	NAMES OF REPORTING PERSONS: Allen L. Morgan

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

U.S.

	5	SOLE VOTING POWER:

NUMBER OF		458,170 (includes options to purchase 217,500 shares exercisable within 60 days of the date hereof.)

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		458,170 (includes options to purchase 217,500 shares exercisable within 60 days of the date hereof.)

WITH:	8	SHARED DISPOSITIVE POWER:

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

458,170 (includes options to purchase 217,500 shares exercisable within 60 days of the date hereof.)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☑ Excludes options representing 12,500 shares which will vest at the rate of 4,167 shares per month beginning April 24, 2007.[1]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

2.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

[1]	Mr. Morgan is a nonmanaging member of Mayfield IX Management, and he disclaims beneficial ownership of shares held directly by Mayfield IX and Mayfield Associates Fund IV.

Item 1.
(a)	Name of Issuer:

Varsity Group Inc.

(b)	Address of Issuer’s Principal Executive Offices:

1850 “M” Street, Suite 1150 Washington, DC 20036
Item 2.
(a)	Name of Persons Filing:

Mayfield IX, L.P.
Mayfield IX Management, L.L.C.
Mayfield Associates Fund IV, L.P.
Yogen K. Dalal
F. Gibson Myers, Jr.
Kevin A. Fong
William D. Unger
Wendell G. Van Auken, III
A. Grant Heidrich, III
Allen L. Morgan

(b)	Address of Principal Business Office:

c/o Mayfield Fund 2800 Sand Hill Road, Suite 250 Menlo Park, CA 94025

(c)	Citizenship:

Mayfield IX, L.P. and Mayfield Associates Fund IV, L.P. are Delaware limited partnerships.

Mayfield IX Management, L.L.C. is a Delaware limited liability company. The individuals listed in Item 2(a) are U.S. citizens.

Page 12 of 17 Pages

(d)	Title of Class of Securities:

Common Stock

(e)	CUSIP Number:

922281100

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable

Item 4.	Ownership.

The information regarding ownership as set forth in Items 5-9 of Pages 2-11 hereto, is hereby incorporated by reference.

For a summary of total ownership by all Reporting Persons, see Exhibit 3 hereto.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

Page 13 of 17 Pages

SIGNATURES
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: February 12, 2007

MAYFIELD IX, L.P. a Delaware limited partnership
By:	Mayfield IX Management, L.L.C.
Its General Partner

By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

MAYFIELD IX MANAGEMENT, L.L.C. a Delaware limited liability company
By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

MAYFIELD ASSOCIATES FUND IV, L.P. a Delaware limited partnership
By:	Mayfield IX Management, L.L.C.
Its General Partner

By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

YOGEN K. DALAL
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

F. GIBSON MYERS, JR.
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

KEVIN A. FONG
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

Page 14 of 17 Pages

WILLIAM D. UNGER
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

WENDELL G. VAN AUKEN, III
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

A. GRANT HEIDRICH, III
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

ALLEN L. MORGAN
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

Page 15 of 17 Pages

EXHIBIT INDEX
Exhibit 1 — “JOINT FILING AGREEMENT” is hereby incorporated by reference to Exhibit 1 to the Statement on Schedule 13G dated February 13, 2001.
Exhibit 2 — “POWERS OF ATTORNEY” is hereby incorporated by reference to Exhibit 2 to the Statement on Schedule 13G dated February 13, 2001.
Exhibit 3 — OWNERSHIP SUMMARY

Page 16 of 17 Pages

EXHIBIT 3

	Number		Percent of Class
	of Shares	Number of Shares	Beneficially
Name of Reporting Person	(Direct) (5)	(Indirect)	Owned (1)
Mayfield IX, L.P. a Delaware Limited Partnership	1,229,967(2)	-0-	6.6%

Mayfield IX Management, L.L.C.	-0-	1,294,703(2)(3)	7.0%

Mayfield Associates Fund IV, L.P., a Delaware Limited Partnership	64,736(3)	-0-	0.3%

Yogen K. Dalal	-0-	1,459,301(4)(6)	7.9%

F. Gibson Myers, Jr.	-0-	1,459,301(4)(6)	7.9%

Kevin A. Fong	-0-	1,459,301(4)(6)	7.9%

William D. Unger	-0-	1,459,301(4)(6)	7.9%

Wendell G. Van Auken, III	-0-	1,459,301(4)(6)	7.9%

A. Grant Heidrich, III	-0-	1,459,301(4)(6)	7.9%

Allen L. Morgan	458,170(7)	-0-	2.4	%(7)

Book Trust	164,598		0.9%

(1) The respective percentages set forth in this column were obtained by dividing the number of shares by the aggregate number of shares outstanding as reported in the Issuer’s Form 10-Q for the period ended September 30, 2006 (“outstanding shares”). The percentage for Mr. Morgan is calculated by dividing the number of shares (including 217,500 shares issuable upon exercise of options that will become vested within 60 days after the date hereof) by the number of outstanding shares plus 217,500.
(2) Represents shares held directly by Mayfield IX, L.P. of which Mayfield IX Management, L.L.C. is the sole General Partner.
(3) Represents shares held directly by Mayfield Associates Fund IV, L.P. of which Mayfield IX Management, L.L.C. is the sole General Partner.
(4) Includes shares held directly by Mayfield IX, L.P. and Mayfield Associates Fund IV, L.P. The individual Reporting Persons listed, other than Mr. Morgan, are Managing Directors of Mayfield IX Management, L.L.C., which is the sole general partner of each of Mayfield IX, L.P. and Mayfield Associates Fund IV, L.P. Mr. Morgan is a nonmanaging member of Mayfield IX Management, L.L.C. and he disclaims beneficial ownership of shares held directly by Mayfield IX, L.P. and Mayfield Associates Fund IV, L.P. The individual Reporting Persons, other than Mr. Morgan, may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by Mayfield IX Management, L.L.C., Mayfield IX, L.P. and Mayfield Associates Fund IV, L.P., but disclaim such beneficial ownership.
(5) Each individual Reporting Person expressly disclaims that he or she is the beneficial owner of any shares which are or may be deemed to be beneficially owned by any other individual Reporting Person in his or her individual capacity.
(6) Includes 164,598 shares held in Book Trust, a trust for which the individual Reporting Persons, other than Mr. Morgan, serve as trustees, and of which the individual Reporting Persons, other than Mr. Morgan, or their family trusts, are trustors and beneficiaries. The individual Reporting Persons, other than Mr. Morgan, may be deemed to have shared voting and dispositive power over the shares held in Book Trust, but disclaim such beneficial ownership.
(7) Mr. Morgan holds director options to purchase an aggregate of 230,000 shares, of which 217,500 will be exercisable within 60 days of the date hereof, and of which the remaining options to purchase 12,500 shares will vest at the rate of 4,167 shares per month beginning April 24, 2007.

Page 17 of 17 Pages